MANAGEMENT AGREEMENT

among

GENESIS FUNDING LIMITED,
as the Issuer

THE ISSUER SUBSIDIARIES IDENTIFIED HEREIN,

DEUTSCHE BANK TRUST COMPANY AMERICAS
in its capacity as the Trustee and the Security Trustee,

FINANCIAL GUARANTY INSURANCE COMPANY
as the Policy Provider,

GENESIS LEASE LIMITED
as the Manager

and

PHOENIX AMERICAN FINANCIAL SERVICES, INC.
as the Replacement Manager

Dated as of [  ], 2006

i

ii

		Page
Section 9.09	No Partnership	31
Section 9.10	Concerning the Security Trustee and the Trustee.	31
Section 9.11	Restrictions on Disclosure.	31
Section 9.12	Power of Attorney.	32

SCHEDULES

SCHEDULE 1 - Accounts

SCHEDULE 2 - Issuer Group Services Power of Attorney

iii

THIS MANAGEMENT AGREEMENT (this “Agreement”) dated as of [ ], 2006, is made among GENESIS FUNDING LIMITED (the “Issuer”), a Bermuda exempted company, each ISSUER SUBSIDIARY signatory to this Agreement or that becomes a party under Section 5.06 hereof (collectively with the Issuer, the “Issuer Group”), DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as the trustee under the Indenture (the “Trustee”) and as the security trustee under the Security Trust Agreement (the “Security Trustee”), FINANCIAL GUARANTY INSURANCE COMPANY, as the policy provider (the “Policy Provider”), GENESIS LEASE LIMITED, in its capacity as Manager (the “Manager”) and PHOENIX AMERICAN FINANCIAL SERVICES, INC., in its capacity as Replacement Manager (the “Replacement Manager”).

For the consideration set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the Manager, the Trustee, the Security Trustee, the Policy Provider, the Issuer and the other Issuer Group Members agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following terms have the following meanings. Unless otherwise defined herein, all capitalized terms used but not defined herein have the meanings assigned to such terms in the Indenture.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified; provided, however, that the Issuer, the other Issuer Group Members, on the one hand, and the Trustee, the Security Trustee and the Manager, on the other hand, shall not be considered to be Affiliates of each other.

“After-Tax Basis” means on a basis such that any payment received, deemed to have been received or receivable by any Person shall, if necessary, be supplemented by a further payment to that Person so that the sum of the two payments shall, after deduction of all U.S. federal, state, local and foreign Taxes, penalties, fines, interest, additions to Tax and other charges resulting from the receipt (actual or constructive) or accrual of such payments imposed by or under any U.S. federal, state, local or foreign law or Governmental Authority (after taking into account any current deduction to which such Person shall be entitled with respect to the amount that gave rise to the underlying payment) be equal to the payment received, deemed to have been received or receivable.

“Aircraft Asset Expenses Budget” has the meaning assigned to such term in Section 7.03(a)(i) of the Servicing Agreement.

“Aircraft Assets” has the meaning assigned to such term in Appendix A to the Servicing Agreement.

“Approved Budget” has the meaning assigned to such term in Section 7.03(d) of the Servicing Agreement.

“Concentration Limits” has the meaning assigned to such term in Section 2.2(a) of Schedule 2.02(a) of the Servicing Agreement.

“Competitor Control” has the meaning assigned to such term in the Servicing Agreement.

“Conflicts Standard” has the meaning assigned to such term in Section 3.02(b) of the Servicing Agreement.

“Consolidated Quarterly Draft Accounts” has the meaning assigned to such term in Section 2.04(b)(ii) hereof.

“Consolidating Quarterly Draft Accounts” has the meaning assigned to such term in Section 2.04(b)(iii) hereof.

“Dollars” or “$” means the lawful currency of the United States of America.

“Draft Accounts” has the meaning assigned to such term in Section 2.04(b)(iii) hereof.

“EU” means the European Union.

“FAA” means the Federal Aviation Administration or any Governmental Authority or other Person, agency or other authority succeeding to the functions of the Federal Aviation Administration.

“Fee Period” has the meaning assigned to such term in Section 6.01 hereof.

“Governmental Authority” means any court, administrative agency or commission or other governmental agency or instrumentality (or any Responsible Officer thereof), domestic, foreign or international, of competent jurisdiction including, without limitation, the EU.

“Indenture” means the Trust Indenture dated as of [ ], 2006, among the Issuer, the Cash Manager, the Initial Liquidity Facility Provider, the Policy Provider, the Operating Bank and the Trustee.

“Issuer Group Services” has the meaning assigned to such term in Section 2.01(a) hereof.

“Key Personnel” means any of the chief executive officer, chief financial officer or chief operating officer of the Manager.

“Lease” means any lease or other agreement or arrangement pursuant to which any Person (other than an Issuer Group Member) has the right to possession and use of any Aircraft.

“Lease Operating Budget” has the meaning assigned to such term in Section 7.03(a)(i) of the Servicing Agreement.

“Ledgers” has the meaning assigned to such term in Section 2.04(b)(i) hereof.

“Loss” means any and all damage, loss, liability and expense (including reasonable legal fees, expenses and related charges and costs of investigation); provided, however, that the term “Loss” shall not include any indemnified party’s management time or overhead expenses except for non-ordinary course management time or overhead expenses relating to such damage, loss, liability or expense.

“Manager” means the Person, at the time of determination, appointed as the Manager under this Agreement. The initial Manager for the Issuer Group Services is Genesis Lease Limited.

“Management Fee” has the meaning assigned to such term in Section 6.01 hereof.

“Manager Delegate” has the meaning assigned to such term in Section 8.01(a) hereof.

“Policy Provider Replacement Event” has the meaning assigned to such term in Section 7.02(d) hereof.

“Quarter” means the fiscal quarter of each Issuer Group Member, as applicable.

“Ratings” means the ratings assigned to the Securities by the Rating Agencies.

“Reimbursable Expenses” has the meaning assigned to such term in Section 6.02(b) hereof.

“Replacement Event” has the meaning assigned to such term in Section 7.02 hereof.

“Replacement Manager” has the meaning assigned to such term in the preamble hereof.

“Schedule 2.02(a)” has the meaning assigned to such term in Section 2.03(h)(viii) hereof.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Service Providers” means the Persons providing services to the Issuer Group, including, without limitation, where the context admits, the Servicer and other Persons performing similar services or advising the Issuer Group.

“Servicer Termination Event” means the occurrence of any of the events set forth in Section 10.02(b) of the Servicing Agreement.

“Standard of Care” has the meaning assigned to such term in Section 3.01 of the Servicing Agreement.

“Standard of Performance” has the meaning assigned to such term in Section 3.01 hereof.

“Subsidiary” means, with respect to any Person, a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50% of whose ownership interest representing the right to make decisions for such other entity is, now or hereafter owned or controlled, directly or indirectly, by such Person, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

“U.S. Bankruptcy Code” has the meaning assigned to such term in Section 7.02(b)(iii) hereof.

“Year” has the meaning assigned to such term in the Servicing Agreement.

ARTICLE II

APPOINTMENT; ADMINISTRATIVE SERVICES

Section 2.01 Appointment. (a) Each Issuer Group Member hereby appoints the Manager as the provider of the administrative and related services set forth in Section 2.03 hereof, the accounting services set forth in Section 2.04 hereof and the additional administrative services set forth in Sections 2.04, 2.05 and 2.06 hereof (collectively, the “Issuer Group Services”) to each Issuer Group Member on the terms and subject to the conditions set forth in this Agreement. In the event the Trustee or the Security Trustee receives any notice or instruction from the Manager with regard to any Issuer Group Services, the Trustee or the Security Trustee, as applicable, may regard such notice or instruction as given by the Issuer or any other Issuer Group Member unless previously notified otherwise in writing by the Issuer.

(b) The Manager hereby accepts such appointments and agrees to perform the Issuer Group Services on behalf of the Issuer Group Members on the terms and subject to the conditions set forth in this Agreement.

(c) The Issuer Group Services do not include any service or matter that is the responsibility of the Servicer under the Servicing Agreement, the Reference Agent under the Reference Agency Agreement, the Cash Manager under the Cash Management Agreement (except as otherwise provided in the Cash Management Agreement or the Indenture) or the company secretaries of any Issuer Group Member.

(d) The Issuer Group Services do not include any service or matter that falls under the categories of “investment business services” or “investment advice” under the Investment Intermediaries Act, 1995 or any other applicable provision of Irish law that would require such services to be performed by an entity that has obtained prior authorization from the Central Bank of Ireland.

Section 2.02 Limitations. (a) The Manager agrees (with respect to the Issuer Group Services) to comply with the terms of the articles of incorporation, bye-laws, trust agreements or similar constituting documents of each Issuer Group Member and all agreements to which any Issuer Group Member is a party (including all Related Documents); provided that copies of such documents and agreements are in the possession of, or can reasonably be obtained by, the Manager and, without prejudice to the foregoing, not to enter into, on behalf of any Issuer Group Member, any commitments, loans or obligations or charge, mortgage, pledge, encumber or otherwise restrict or dispose of the property or assets or expend any funds of any Issuer Group Member save, subject to the Indenture, (i) as expressly permitted by the terms of this Agreement or (ii) upon a Board Resolution.

(b) In connection with the performance of the Issuer Group Services (i) the Manager shall (A) have no responsibility for the failure of any other Person (other than any Person, other than the Trustee or Security Trustee, acting as a delegate of the Manager under this Agreement pursuant to Section 8.01 hereof) providing services directly to the Issuer Group to perform its obligations to the Issuer Group and (B) in all cases be entitled to rely upon the instructions of the Issuer Group with respect to any Issuer Group Services and upon notices, reports or other communications made by any Person providing services to the Issuer Group (other than any Affiliate of the Manager, except solely for this purpose GE Commercial Aviation Services shall not be an Affiliate of the Manager) and shall not be responsible for the accuracy or completeness of any such notices, reports or other communications except to the extent that the Manager has actual notice of any matter to the contrary and (ii) the Manager shall not be obligated to act in any manner that is reasonably likely to (A) violate any Applicable Law or (B) expose the Manager to any liabilities for which, in the Manager’s good faith opinion, adequate bond or indemnity has not been provided.

(c) Subject to the limitations set forth in Section 2.02(a), in connection with the performance of the Issuer Group Services, the Manager is expressly authorized by the Issuer and each other Issuer Group Member, (i) to engage in and conclude commercial negotiations with the Persons providing services to the Issuer Group, including, without limitation, where the context admits, the Servicer, the Cash Manager, the Reference Agent and other Persons performing similar services or advising the Issuer Group (the “Service Providers”) and with their Responsible Officers, and (ii) after such consultation, if any, as the Manager deems necessary under the circumstances, to act on such Issuer Group Member’s behalf with regard to any and all matters requiring any action on the part of the Manager under the Servicing Agreement. The Issuer agrees that it will give the Manager and the Servicer 60 days prior Written Notice of any limitation or modification of the authority set forth in this Section 2.02(c).

(d) The Manager may rely on the advice of any law firm, accounting firm, risk management adviser, tax adviser, insurance adviser, technical adviser, aircraft appraiser or other professional adviser appointed by the Issuer and any Person appointed in good faith by the Manager and shall not be liable for any claim by any Issuer Group Member to the extent that the Manager was acting in good faith upon the advice of any such persons.

(e) Notwithstanding the appointment of, and the delegation of authority and responsibility to, the Manager with respect to the Issuer Group Services, the Issuer and each other Issuer Group Member shall continue to have and exercise through its respective controlling trustees or board real and effective central control and management of all matters related to its ongoing business, operations, assets and liabilities, subject to matters that are expressly the responsibility of the Manager in accordance with the terms of this Agreement, and each Issuer Group Member shall at all times conduct its separate ongoing business in such a manner as the same shall at all times be readily identifiable from the separate business of the Manager, and none of the Issuer Group Members is merely lending its name to decisions taken by others.

(f) Each Issuer Group Member hereby appoints the Issuer to act as its representative and, having been duly authorized to do so by each of its Subsidiaries, as the representative of each of its Subsidiaries with respect to any matter in respect of which any Issuer Group Member, or the Issuer Group as a whole, is required to or permitted to take any action pursuant to the terms of this Agreement. Accordingly, in connection with the performance of the Issuer Group Services, the Manager shall in all cases be entitled to rely on the instructions (or other actions) of the Issuer as representative of each Issuer Group Member.

Section 2.03 Issuer Group Services. The Manager hereby agrees to perform and provide the following services for each Issuer Group Member and its respective governing bodies:

(a) administrative services:

(i) except in such instances in which such preparation and distribution is required to be done by another party by Applicable Law or by another Service Provider under the Indenture or the Related Documents, preparation and distribution, at such time as shall be agreed with the Manager, of draft trustees or board meeting agendas and any other papers required in connection with such meetings;

(ii) maintaining, or monitoring the maintenance of, the books, records, registers and associated filings of each Issuer Group Member, other than those required under Applicable Law to be maintained by the officers of the Issuer;

(iii) providing any administrative assistance reasonably necessary to assist any Issuer Group Member in carrying out its obligations under the Indenture or the Related Documents, including providing timely notice of decisions to be made, or actions to be taken, under any of the Related Documents; provided that if the obligations of any Issuer Group Member under any of the Related Documents are only required upon receipt of notice to such Issuer Group Member or the Manager, then the Manager shall provide such administrative assistance only to the extent it has received such notice or is otherwise aware of such obligations and shall provide a copy of such notice to the Policy Provider;

(iv) assisting the Issuer in arranging for directors and officers liability insurance for and on behalf of the Issuer and, where appropriate, each other Issuer Group Member;

(v) (A) procuring, at the direction of the Board, and coordinating the advice of, legal counsel, accounting, tax and other professional advisers at the expense of the relevant Issuer Group Member, to assist such Issuer Group Member in carrying out its obligations and (B) supervising, in accordance with instructions from such Issuer Group Member, such legal counsel, accounting, tax and other advisers; and

(vi) providing assistance to the Servicer with respect to matters for which such assistance is contemplated by the Servicing Agreement or is reasonably necessary in order for the Servicer to perform its duties in accordance with the Servicing Agreement;

(b) to the extent that (i) the following services are not provided by the other Service Providers, and (ii) the relevant information is in the possession of, or can be reasonably obtained by, the Manager to act as liaison with each of the Rating Agencies and the Policy Provider with respect to any decisions on behalf of the Issuer Group requiring a Rating Agency Confirmation or the consent of the Policy Provider, including, without limitation, informing each of the Rating Agencies and the Policy Provider from time to time of any material changes in the Portfolio, coordinating with the Issuer Group and the Service Providers and providing each of the Rating Agencies and the Policy Provider with such statistical and other information as they may from time to time reasonably request and to provide any notice to each of the Rating Agencies and the Policy Provider that the Issuer is required to provide pursuant to the Servicing Agreement or the Indenture (such information to be provided at the Issuer Group’s expense to the extent that providing such information requires services that are materially greater in scope than those being provided pursuant to the express terms of this Agreement);

(c) providing assistance to the Issuer Group in procuring Lessee consents, novations and other documentation and in taking all other actions necessary in connection with the reissue or amendment of letters of credit;

(d) providing assistance to the Issuer Group in the execution of (1) the acquisition of Pledged Shares and/or Aircraft under the Asset Purchase Agreement, (2) the re-lease and/or sale of the Aircraft, (3) the acquisition of Additional Aircraft, (4) Aircraft Conversions financed with the proceeds of Additional Notes or contributions from holders of the Class A Shares, (5) Refinancing Notes and (6) financing transactions relating to the Issuer Group after the Initial Closing Date, including:

(i) coordinating with the Service Providers, legal and other professional advisers to monitor the protection of the Issuer Group’s interests and rights and coordinating the execution of documentation required at closings;

(ii) providing qualified personnel to attend and provide administrative support (including the preparation of any certificates required pursuant to the Servicing Agreement and the Indenture) at the closings in connection with the acquisition of Pledged Shares and/or Aircraft under the Asset Purchase Agreement, sales or re-leases of the Aircraft and the acquisition of any Additional Aircraft, if required (it being understood that the Manager will not be obligated to provide legal counsel or legal or technical services to the Issuer Group);

(iii) coordinating with the Issuer Group and the Service Providers and assisting in the management of the closing process so that closings will occur on a timely basis;

(iv) providing all necessary administrative support to complete any documentation and other related matters; and

(v) appointing counsel and other professional advisers to represent the Issuer Group in connection with any such closings;

(e) based on information produced or provided to it, preparing, filing and/or distributing, with the assistance of outside counsel and auditors or other professional advisors, if appropriate, all reports to be prepared, filed and/or distributed by any Issuer Group Member or its governing bodies, subject to the approval of the Board in the case of any annual information statement or quarterly information statement, including:

(i) filings (including, without limitation, Uniform Commercial Code filings, filings with the FAA and filings pursuant to the Cape Town Convention) any Issuer Group Member is required to make in various jurisdictions and preparing such filings or monitoring counsel and advisers in connection with the preparation and filing of such materials;

(ii) reports required or recommended by the Board to be distributed to investors (including press releases), and managing investor relations on behalf of the Issuer Group, and preparing or arranging for the preparation and distribution of such reports at the Issuer Group’s expense; and

(iii) reports required to be filed with any Governmental Authorities, and preparing on behalf of any Issuer Group Member, or arranging for the preparation of, and arranging for the filing of any reports required to be filed with any other entity in order for such Issuer Group Member not to be in violation of Applicable Law or any applicable covenants;

(f) with respect to amendments:

(i) reporting to the Board on the substance of any proposed amendments to any Related Documents known to the Manager; and

(ii) subject to approval by the appropriate controlling trustees or board, coordinating with the Issuer Group’s legal counsel, the other parties thereto and their counsel the preparation and execution of any amendments to the Related Documents (other than amendments relating to the Aircraft or the Leases), and providing assistance in the implementation of such amendments;

(g) to the extent reasonably requested by the Servicer, coordinating and providing assistance on behalf of the Issuer Group with the Servicer in the performance of the Servicer’s obligations under the Servicing Agreement;

(h) providing assistance to the Issuer with respect to matters for which action by the Issuer is required under the Servicing Agreement or the Indenture, including such assistance that may be necessary for the Issuer to:

(i) comply with Sections 6.08, 7.03(a)(i) and 7.04 of the Servicing Agreement;

(ii) comply with Sections 5.02, 5.03 and 6.11 of the Indenture;

(iii) provide such instructions to the Servicer as the Servicer may require in interpreting the Indenture, the Concentration Limits and Annex 2 to the Servicing Agreement;

(iv) direct the Servicer to amend the minimum hull and liability insurance coverage amounts in accordance with Annex 1 to the Servicing Agreement;

(v) direct the Servicer as to whether settlement offers received by the Servicer with respect to claims for damage or loss in excess of $10,000,000 with respect to an Aircraft Asset are acceptable;

(vi) review and request such periodic and other reports as the Servicer is obligated to provide under the Servicing Agreement;

(vii) provide the Servicer with such information as the Servicer may reasonably request in connection with the Concentration Limits and certify to the Servicer whenever the proposed Aircraft-related transactions will result in the violation of such Concentration Limits;

(viii) advise the Servicer as required by Section 3(c) of Schedule 2.02(a) of the Servicing Agreement (“Schedule 2.02(a)”); and

(ix) request market research industry information from the Servicer in regard to valuations of Aircraft Assets in accordance with Section 6.1 of Schedule 2.02(a);

(i) informing the Board as soon as is reasonably practicable if the Manager believes that (i) net revenues generated by the Leases will be insufficient to satisfy the payment obligations of the Issuer Group and (ii) an Event of Default will result from such insufficiency, and to advise the Board as to any appropriate action to be taken (subject to the provisions of the Related Documents) with respect to such insufficiency and to cause the actions directed by the Board to be implemented so as to avoid an Event of Default, if it is possible to do so;

(j) overseeing the general operation of any credit or liquidity enhancement facility provided for the benefit of the Issuer, including without limitation each Cash Collateral Account, the Initial Liquidity Facility and each Eligible Liquidity Facility (including without limitation monitoring the amounts committed and available for drawing, and outstanding and required to be repaid, under each such facility);

(k) determining whether it is necessary or appropriate at any time that the Issuer make a drawing under any back-up letter of credit of which the Issuer is the beneficiary and, if so, to administer such drawing on the Issuer’s behalf;

(l) assisting in compliance by each Issuer Group Member with its obligations under Section 2.07 of the Security Trust Agreement with respect to the Non-Trustee Accounts, including notifying and instructing each Obligor (as defined in the Security Trust Agreement) to make payments directly to a Non-Trustee Account and seeking to procure bank consent letters in respect of such Non-Trustee Account;

(m) providing all necessary assistance and information reasonably available to the Manager to legal and other professional advisers to the Issuer Group in connection with any claim, action, proceeding or petition brought against any Issuer Group Member;

(n) establishing and maintaining on behalf of the Issuer a website and arrange for the publication thereon of all reports and other documents required or recommended by the Board to be distributed to investors; and

(o) preparing, in a timely manner, the reports required by Section 2.14 of the Indenture based upon information supplied to the Manager by the Service Providers, where applicable, and provide such reports to the Trustee and the other Persons indicated in that section.

Section 2.04 Accounting Services. The Manager hereby agrees to perform and provide the following accounting services:

(a) Budgeting Process. The Manager shall, in accordance with the procedures, policies and guidelines described below and on the basis of information generated by the Manager and information provided by the Service Providers and the Issuer Group:

(i) in respect of each Year during the term of the Servicing Agreement (other than with respect to the fiscal year commencing on the Initial Closing Date), and on behalf of the Issuer Group, prepare and deliver to the Servicer, no later than the November 15th immediately preceding the commencement of such Year a proposed Lease Operating Budget and a proposed Aircraft Asset Expenses Budget for such Year together with reasonably detailed supporting information and the assumptions underlying such proposed Lease Operating Budget and Aircraft Asset Expenses Budget, such proposed Lease Operating Budget and Aircraft Asset Expenses Budget to be based, in part, on the information provided by the Servicer pursuant to Section 7.03(c) of the Servicing Agreement;

(ii) on behalf of the Issuer Group, review, discuss and negotiate with the Servicer such proposed Lease Operating Budgets and Aircraft Asset Expenses Budgets, and make such adjustments proposed by the Servicer as the Manager, in consultation with the Board and with due regard for current market conditions, may deem appropriate; and

(iii) submit to the Servicer no later than the November 10th immediately preceding the commencement of such Year the Approved Budgets together with reasonably detailed information regarding the Issuer’s underlying assumptions and provide a copy of such Approved Budgets to the Policy Provider.

(b) Management Accounts and Financial Statements. The Manager shall, in accordance with the procedures, policies and guidelines described below and on the basis of information generated by the Manager and information provided by the Service Providers and the Issuer Group:

(i) establish an accounting system and maintain the accounting ledgers of and for each Issuer Group Member in accordance with GAAP unless otherwise required by Applicable Law and specified by the Board (collectively, the “Ledgers”);

(ii) prepare and deliver (within 40 days after the end of the relevant Quarter or, if the end of such Quarter coincides with the end of a Year, within 90 days after the end of such Year), with respect to the Issuer Group, on a consolidated basis, a draft balance sheet and draft statement of changes in shareholders’ equity or residual trust interest as of the end of each Quarter and Year, as applicable, and draft statements of income and cash flows for each Quarter and Year, as applicable (the “Consolidated Quarterly Draft Accounts”);

(iii) prepare and deliver (within 40 days after the end of the relevant Quarter or, if the end of such Quarter coincides with the end of a Year, within 90 days after the end of such Year), with respect to the Issuer Group on a combined basis and such of the Issuer Group Members as specified by the Board in a written schedule provided to the Manager (which schedule may be updated by the Board to the Manager delivered at least 30 days prior to the commencement of the relevant Quarter) a draft balance sheet and statement of changes in shareholders’ equity or residual trust interest as of the end of each Quarter and Year, as applicable, with respect to such Issuer Group Member and draft statements of income and cash flows for such Quarter and Year, as applicable (the “Consolidating Quarterly Draft Accounts” and, together with the Consolidated Quarterly Draft Accounts the “Draft Accounts”). The Board shall specify the applicable legal requirements mandating the preparation of such Consolidating Quarterly Draft Accounts in the written schedule provided to the Manager pursuant to this section;

(iv) as required by the Board, arrange and manage the quarterly review of the Draft Accounts by the Issuer Group’s auditors;

(v) arrange for, coordinate with and assist the Issuer Group’s auditors in preparing annual audits;

(vi) prepare or arrange for the preparation of and arrange for the filing of the Issuer Group’s tax returns in conjunction with the Issuer Group’s tax advisers after submission to the Board to the extent required by the Board or Applicable Law;

(vii) liaise with the Servicer for the purpose of preparing the monthly and quarterly reports in accordance with Section 9 of Schedule 2.02(a); and

(viii) compare the expected cash flows of the Issuer Group and the budgets to actual results.

(c) Other Reports. The Manager shall prepare the Draft Accounts in accordance with GAAP unless otherwise required by Applicable Law and specified by the Board. In connection with the preparation of the Consolidated Quarterly Draft Accounts, the Manager will, provide to the Board, at such times as the Board may require, a review report (as defined by the Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants) of the Issuer Group’s independent public accountants with respect to the financial statements of such Issuer Group Members for, or as of the end of, such Quarter, including in such report such accountants’ statement that, based on its review of such financial statements, it is not aware of any material modifications that should be made to such financial statements in order for them to be in conformity with GAAP or other applicable accounting principles; provided that, with respect to such financial statements for, or as of the end of, any Quarter (other than the last Quarter of any Year), in the event that the Issuer Group does not include (or cause to be included) any material disclosure required by GAAP or other applicable accounting principles to be included within footnotes to such financial statements, such review report may be qualified solely by stating that the only modification that should be made to such financial statements in order for them to be in conformity with GAAP or other applicable accounting principles is the inclusion of such disclosure; provided, further, that such qualification may not relate to any footnote to such financial statements.

(d) Instructions. The Manager shall be entitled to request instructions from the Board as to general guidelines or principles to be followed in preparing Draft Accounts and as to amending or supplementing any such guidelines or principles.

Section 2.05 Additional Services. The Manager will provide additional Issuer Group Services reasonably requested by the Board, including (a) providing assistance to the Hedge Services Provider as reasonably requested and (b) undertaking efforts to avoid any adverse change in the tax status of any Issuer Group Member. In addition, upon a request by any Issuer Group Member, the Manager will take such other actions as may be appropriate to facilitate such Issuer Group Member’s business operations and assist the relevant board of directors or controlling trustees in carrying out their obligations; provided that the Manager will not be obligated or permitted to take any action that might reasonably be expected to result in the business of such Issuer Group Member ceasing to be separate and readily identifiable from, and independent of, the Manager, and any of its Affiliates.

Section 2.06 Additional Aircraft. In the event that the Issuer Group shall acquire any Additional Aircraft, the Manager hereby agrees to provide the same Issuer Group Services with respect to all such Additional Aircraft.

Section 2.07 New Subsidiaries. The Manager shall be responsible for coordinating with outside legal counsel, auditors, tax advisers and other professional advisers with respect to all corporate and administrative matters relating to the formation, operation, corporate affairs and related matters with respect to all Subsidiaries which are or may become members of the Issuer Group, including identifying such outside advisers, a potential company secretary and candidates for director or trustee to the extent necessary, and shall be permitted to incur expenses in respect of such Subsidiaries without the Issuer Group’s consent up to such aggregate amount as shall be authorized by the Board from time to time. To the extent that the Manager shall deem it necessary or desirable (or shall have been instructed by the Servicer that it is necessary or advisable) in order for the Issuer Group to carry on its business, the Manager shall have the authority to assist in the formation of new Subsidiaries of the Issuer and to appoint any officer or director to any such Subsidiary without the consent of the Issuer Group, subject to the provisions of the Indenture and the Security Trust Agreement; provided that, in the case of directors, such directors are the same directors of the Issuer then in office unless otherwise required by applicable local law mandating a particular citizenship for directors. The Manager and its personnel may act as company secretary for any Subsidiary of the Issuer.

Section 2.08 The Issuer Group Responsibility. (a) The obligations of the Manager hereunder are limited to those matters that are expressly the responsibility of the Manager in accordance with the terms of this Agreement. Notwithstanding the appointment of the Manager to perform the Issuer Group Services, each Issuer Group Member shall remain responsible for all matters and decisions related to its business, operations, assets and liabilities.

(b) Without derogating from the authority and responsibility of the Manager with respect to the performance of certain of the Issuer Group Services as set forth in this Agreement, it is hereby expressly agreed and acknowledged that the Manager is not authorized or empowered to make or enter into any agreement, contract or other legally binding arrangement, in respect of or relating to the business or affairs of any Issuer Group Member, or pledge the credit of, incur any indebtedness on behalf of or expend any funds of any Issuer Group Member other than as expressly permitted in accordance with the terms of this Agreement, all such authority and power being reserved to the appropriate Issuer Group Member or the Security Trustee, as the case may be.

ARTICLE III

STANDARD OF PERFORMANCE; LIABILITY AND INDEMNITY

Section 3.01 Standard of Performance. The Manager will devote the same amount of time and attention to, and will be required to exercise the same level of skill, care and diligence in the performance of, its services as it would if it were administering such services on its own behalf and perform the services required hereunder consistent with customary practices of an administrative agent that provides comparable services for a securitization of commercial jet aircraft and related assets (the “Standard of Performance”).

Section 3.02 Liability and Indemnity. (a) The Manager shall not be liable for any Losses or Taxes to or of, or payable by any Issuer Group Member at any time from any cause whatsoever or any Losses or Taxes directly or indirectly arising out of or in connection with or related to the performance by the Manager of this Agreement unless (i) such Losses or Taxes are the result of the Manager’s (or any Manager Delegate’s) own negligence, recklessness, willful misconduct, deceit or fraud or that of any of its directors, officers or employees, as the case may be or (ii) such Losses are directly caused by any representation or warranty by the Manager set forth in Section 4.02 having proven to be false on the date hereof or a breach by the Manager of the express terms of this Agreement.

(b) Notwithstanding anything to the contrary set forth in any other agreement to which any Issuer Group Member is a party, the Issuer and the other Issuer Group Members do hereby assume liability for and do hereby jointly and severally agree to indemnify, reimburse and hold harmless on an After-Tax Basis the Manager, its directors, officers, employees and agents and each of them from any and all Losses or Taxes that may be imposed on, incurred by or asserted against any of them arising out of, in connection with or related to the Manager’s performance under this Agreement (including any Losses or Taxes incurred by the Manager as a result of indemnifying any Person to whom it shall have delegated its obligations hereunder in accordance with Section 8.01 hereof, but only to the extent the Manager would have been indemnified had it performed such obligations), except as a result of the negligence, recklessness, willful misconduct, deceit or fraud of the Manager (or any Manager Delegate) or any of its directors, officers or employees or as a result of any representation or warranty by the Manager set forth in Section 4.02 having proven to be false on the date hereof or a breach by the Manager of the express terms of this Agreement. This indemnity shall not apply to:

(i) Taxes imposed on net income by the revenue authorities of Ireland or Bermuda in respect of any payment by any Issuer Group Member to the Manager due to the performance of the Issuer Group Services; and

(ii) Taxes imposed on net income of the Manager by any Government Authority other than the revenue authorities of Bermuda or Ireland to the extent such Taxes would not have been imposed in the absence of any connection of the Manager with such jurisdiction imposing such Taxes other than any connection that results from the performance by the Manager of its obligations under this Agreement. This indemnity shall expressly inure to the benefit of any director, officer, agent or employee of the Manager now existing or in the future and to the benefit of any successor of the Manager and shall survive the expiration of this Agreement.

(c) The Manager agrees to indemnify, reimburse and hold harmless on an After-Tax Basis the Policy Provider and the Holders of the Notes for any Losses whatsoever which they or any of them may incur or be subject to in consequence of (x) the performance of the Issuer Group Services to the extent such Losses arise due to the willful misconduct, recklessness, negligence (or, in the case of the Replacement Manager, gross negligence), deceit or fraud of the Manager (or any Manager Delegate) or any of its directors, officers or employees, as the case may be, (y) a breach by the Manager (or any Manager Delegate) of the express terms of this Agreement (other than the performance of the Issuer Group Services but including the undertakings in Section 4.01 hereof) and (z) any representation or warranty by the Manager set forth in Section 4.02 hereof having proven to be false on the date hereof; provided that this indemnity shall not apply and the Manager shall have no liability in respect of Losses to the extent that they arise from (i) the willful misconduct, deceit or fraud of any Issuer Group Members or their respective directors, trustees or agents, (ii) any breach by the Manager of its obligations under this Agreement to the extent such breach is a result of a Service Provider’s failure to perform its obligations to the Issuer Group or a failure by the Issuer Group to comply with its obligations under this Agreement, (iii) any action that the Issuer Group requires the Manager to take pursuant to a direction but only to the extent that the Manager takes such action in accordance with such direction and in accordance with the provisions hereof, (iv) a refusal by the Issuer Group to take action upon a recommendation made in good faith by the Manager in accordance with the terms hereof or (v) in the case of Losses incurred by the Holders of the Notes, this indemnity shall be only for Losses that adversely affect the timing or amount of payments on the Notes.

(d) The Manager agrees to indemnify, reimburse and hold harmless on an After-Tax Basis each of the Trustee, the Security Trustee and the Operating Bank and their respective trustees, directors, officers and agents for any Losses whatsoever which they or any of them may incur or be subject to in consequence of any breach of the terms of this Agreement by the Manager (or any Manager Delegate), the failure of any representation or warranty of the Manager set forth in Section 4.02 hereof to be true and correct on the date hereof or the willful misconduct, recklessness, gross negligence, deceit or fraud of the Manager (or any Manager Delegate) or any of its directors, officers or employees, as the case may be; provided, however, that this indemnity shall not apply and the Manager shall have no liability in respect of Losses to the extent that they arise from (i) the willful misconduct, deceit or fraud of the Trustee or Security Trustee, or their respective directors, trustees or agents, (ii) any breach by the Manager of its obligations under this Agreement to the extent such breach is solely a result of a Service Provider’s failure to perform its obligations to the Issuer Group or a failure solely by the Issuer Group to comply with its obligations under this Agreement, (iii) any action that the Trustee or the Security Trustee requires the Manager to take pursuant to a direction but only to the extent that the Manager takes such action in accordance with such direction and in accordance with the provisions hereof or (iv) a refusal by the Trustee or the Security Trustee to take action upon a recommendation made in good faith and consistent with the provisions relating to the Trustee or the Security Trustee under the Related Documents by the Manager in accordance with the terms hereof.

(e) The Manager, the Issuer and the other Issuer Group Members, the Trustee and the Security Trustee acknowledge and agree that the terms of this Agreement contemplate that the Manager shall receive the Relevant Information in order for the Manager to make required credit and debit entries and to make the calculations and supply the information and reports required herein, and that the Manager will do the foregoing if and to the extent such information is so provided by such relevant parties and on the basis of such information, without undertaking any independent verification or recalculation of such information.

ARTICLE IV

MANAGER UNDERTAKINGS

Section 4.01 Manager Undertakings. The Manager hereby covenants with the Issuer Group that during the term of this Agreement it will conduct its business such that it is a separate and readily identifiable business from, and independent of, each Issuer Group Member and further covenants as follows:

(a) if the Manager receives any money whatsoever, which money belongs to any Issuer Group Member, the Trustee or the Security Trustee or is to be paid to any Issuer Group Member, the Trustee or the Security Trustee or into any account pursuant to any Related Document or otherwise, it will hold such money in trust for such Issuer Group Member, the Trustee or the Security Trustee, as the case may be, and shall keep such money separate from all other money belonging to the Manager and shall as promptly as practicable thereafter pay the same into the relevant account in accordance with the terms thereof without exercising any right of setoff it may have;

(b) it will comply with any proper directions, orders and instructions which any Issuer Group Member may from time to time give to it in accordance with the provisions of this Agreement and the Indenture; provided that during the continuance of any Event of Default, the Manager shall comply only with the instructions of the Security Trustee as to all Issuer Group Services;

(c) it will not knowingly fail to comply with any legal requirements in any material respect in the performance of the Issuer Group Services;

(d) it will make all payments required to be made by it at any time and from time to time pursuant to this Agreement on the required date for payment thereof and shall turn over any amounts owed to the Security Trustee, the Issuer, any other Issuer Group Member or the Trustee without set-off or counterclaim;

(e) it will not take any steps for the purpose of procuring the appointment of any administrative receiver or the making of an administrative order or for instituting any bankruptcy, reorganization, arrangement, insolvency, winding up, liquidation, composition or any like proceedings under the laws of any jurisdiction in respect of any Issuer Group Member or in respect of any of their respective liabilities, including, without limitation, as a result of any claim or interest of the Manager;

(f) it will cooperate with each Issuer Group Member and its respective trustees, directors, officers and agents (with respect to the Issuer Group Services when no Event of Default has occurred and is continuing) and the Security Trustee and the Trustee (with respect to the Issuer Group Services following the giving of a Default Notice or during the continuance of an Acceleration), including by providing such information as may reasonably be requested, to permit such Persons to monitor the Manager’s compliance with its obligations under this Agreement;

(g) it will observe all corporate formalities necessary to remain a legal entity separate and distinct from, and independent of, each Issuer Group Member;

(h) it will maintain its assets and liabilities separate and distinct from each Issuer Group Member in such a manner that is not difficult to segregate, identify or ascertain;

(i) it will maintain records, books, accounts and minutes separate from those of each Issuer Group Member (except as otherwise set forth in the Related Documents);

(j) it will pay its obligations in the ordinary course of its business as a legal entity separate from each Issuer Group Member, except as otherwise required or permitted under the Indenture and the Security Trust Agreement;

(k) it will keep its funds separate and distinct from the funds of each Issuer Group Member, and it will receive, deposit, withdraw and disburse such funds separately from the funds of each Issuer Group Member;

(l) it will conduct its business in its own name, and not in the name of any Issuer Group Member;

(m) it will not pay, assume, guarantee or become liable for any debt of, or otherwise pledge its assets for the benefit of, any Issuer Group Member, except as otherwise permitted under the Related Documents;

(n) it will not hold out that it is a division of any Issuer Group Member or that any Issuer Group Member is a division of it;

(o) it will not induce any third party to rely on the creditworthiness of any Issuer Group Member in order that such third party will be induced to contract with it;

(p) correct any known misunderstanding regarding its separate identity;

(q) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities;

(r) except with respect to any grantor trust, cause its board of directors or managers, as applicable, to meet at least annually or act pursuant to written consent and keep minutes of such meetings and actions;

(s) it will not enter into any agreements between it and any Issuer Group Member that are more favorable to either party than agreements that the parties would have been able to enter into at such time on an arm’s-length basis with a non-affiliated third party, other than any Related Documents in effect on the date hereof (it being understood that the parties hereto do not intend by this covenant to ratify any self-dealing transactions);

(t) it will (i) forward promptly to the Servicer a copy of any material communication received from any Person in relation to any Lease or Aircraft; (ii) grant such access to the Servicer to its books of account, documents and other records and to its employees as may be reasonably necessary for the Servicer to perform its obligations in respect of any Lease or Aircraft under the Servicing Agreement; provided that the Servicer shall not have access to the minutes of the Manager’s board meetings and other confidential business information; and (iii) execute and deliver such documents and do such acts and things as the Servicer may reasonably request in order for the Servicer to perform its obligations under the Servicing Agreement;

(u) it shall perform all services in respect of the Aircraft Assets subject to, and in compliance with, the constraints and restrictions set forth in the Indenture; provided that, for the avoidance of doubt, the Manager shall not be required to meet any of the financial obligations of the Issuer under the Indenture; and

(v) solely in the case of Genesis Lease Limited as Manager, it shall promptly notify the Issuer Group and the Policy Provider in writing if at any time any of the Key Personnel ceases to be an employee of the Manager.

Section 4.02 Representations of the Manager. The Manager represents and warrants to the Issuer as follows:

(a) Authority. The Manager has all requisite power and authority to execute this Agreement and to consummate the transactions contemplated by this Agreement and to perform its obligations under this Agreement. All corporate acts and other proceedings required to be taken by the Manager to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement and the performance of its obligations contemplated under this Agreement have been or on or before the date of entering into this Agreement will have been duly and properly taken.

(b) Due Execution and Delivery. This Agreement has been duly and validly executed and delivered by the Manager and constitutes a legal, valid and binding obligation of the Manager, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) No Conflict. None of the execution and delivery of this Agreement by the Manager or the consummation of the transactions contemplated by this Agreement or performance by the Manager of any of its obligations under this Agreement, except in each case where such execution, consummation or performance could not reasonably be expected to result in a material adverse effect on the ability of the Manager to perform its obligations hereunder will (i) violate any provisions of the constituent documents of the Manager, (ii) violate any order, writ, injunction, judgment or decree applicable to the Manager or any of its properties or assets, (iii) violate in any material respect any Applicable Law or (iv) result in any conflict with, breach of or default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, warrant or other similar instrument or any license, permit, material agreement or other material obligation to which the Manager is a party or by which the Manager or any of its properties or assets may be bound. The Manager is not subject to Competitor Control.

(d) No Necessary Approval. No action, consent or approval by, or filing with, any Governmental Authority or any other regulatory or self-regulatory body, or any other Person, is required in connection with the execution, delivery or performance by the Manager of this Agreement or the consummation by the Manager of the transactions contemplated by this

Agreement, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a material adverse effect on the ability of the Manager to perform its obligations hereunder.

Section 4.03 Competitors. (a) Notices. The Manager hereby agrees that it will give the Issuer, the Replacement Manager, the Policy Provider and the Servicer Written Notice of the Manager being subject to Competitor Control by the close of the third Business Day following the date on which such Competitor Control occurs. The Manager also agrees to give the Issuer, the Replacement Manager and the Servicer Written Notice promptly after a responsible officer of the Manager obtains knowledge that a Competitor (as defined in the Servicing Agreement) controls or beneficially owns, directly or indirectly, 10% or more of any class of securities of the Manager (other than promissory notes or loan certificates or pass-through certificates in respect of promissory notes or loan certificates). The Manager agrees that it shall cooperate and coordinate with the Replacement Manager to enable the Replacement Manager to take over the duties of the Manager under this Agreement upon Competitor Control as contemplated by Section 7.02(a) hereof. Such cooperation and coordination shall include taking such actions as the Replacement Manager shall reasonably request and shall be at the Manager’s expense.

(b) Replacement Manager. The Replacement Manager hereby agrees that it will give the Issuer, the Manager, the Policy Provider and the Servicer Written Notice of the Replacement Manager being subject to Competitor Control by the close of the third Business Day following the date on which such Competitor Control occurs. Upon receipt of such Written Notice by the Issuer, the Manager, the Policy Provider and the Servicer, the Replacement Manager shall resign and a successor Replacement Manager shall be appointed by the Security Trustee.

(c) Confidentiality. The Manager agrees to be bound by and perform the obligations of the Manager under the Servicing Agreement, including the obligations set forth in Section 13.04 of the Servicing Agreement.

Section 4.04 Access. The Manager, at such times as the Policy Provider may reasonably request (which requests shall be no more frequent than two times a year if an Event of Default (or an event that would become an Event of Default upon notice or the passage of time) or Servicer Termination Event has not occurred and is not continuing, shall make available to the Policy Provider and its agents (including the auditors), (i) reports, ledgers, documents and other records (including receipts, receipt records, journals and journal entries) to the extent reasonably available and other information on a “read only” basis (by way of hard copy or computer disc) related to the Aircraft or the Issuer’s business (copies of which the Policy Provider shall be entitled to take) and (ii) certain officers and employees of the Manager (including each of its Key Personnel), in either case, subject to their reasonable availability and without interfering with normal business operations, to enable the Policy Provider to monitor the performance of the Manager under this Agreement and the affairs of the Issuer; subject to Section 5.01 of the Servicing Agreement and Section 9.2 of Schedule 2.02(a) of the Servicing Agreement.

ARTICLE V

UNDERTAKINGS OF THE ISSUER GROUP

Section 5.01 Cooperation. The Issuer and the other Issuer Group Members shall use commercially reasonable efforts to cause any Service Provider to at all times cooperate with the Manager to enable the Manager to provide the Issuer Group Services, including providing the Manager with all powers of attorney as may be reasonably necessary or appropriate for the Manager to perform the Issuer Group Services in accordance with this Agreement.

Section 5.02 Information. The Issuer will provide the Manager with the following information in respect of itself and each other Issuer Group Member:

(a) copies of all Related Documents, including the articles of incorporation, bye-laws, trust agreements (or equivalent documents) of each Issuer Group Member, and copies of all books and records maintained on behalf of each such Issuer Group Member;

(b) details of all bank accounts and bank mandates maintained by any Issuer Group Member;

(c) names of and contact information with respect to the Board or board for each Issuer Group Member;

(d) such other information as is necessary to the Manager’s performance of the Issuer Group Services; and

(e) a copy of any information provided to the Issuer Group pursuant to the Servicing Agreement; provided that such information as is referred to in this Section 5.02 (with the exception of paragraphs (d) and (e)) shall be provided to the Manager after the execution of this Agreement and, in respect of any amendment or changes to the information provided to the Manager after the execution of this Agreement, promptly following the effectiveness of such amendments or changes.

Section 5.03 Scope of Services. (a) In the event that any Issuer Group Member shall enter into any agreement, amendment or other modification of any Lease or shall take any other action that has the effect of increasing in any material respect the scope, nature or level of the Issuer Group Services to be provided under this Agreement (including pursuant to Section 2.05 hereof) without the Manager’s express prior written consent, the Issuer Group shall so notify the Manager and the Manager shall not be obligated to perform the affected Issuer Group Service to the extent of such increase unless and until the Manager and the Issuer Group shall agree on the terms of such increased Issuer Group Service (it being understood that (i) the Manager shall have no liability to any Issuer Group Member directly or indirectly arising out of, in connection with or related to the Manager’s failure to perform such increased Issuer Group Service prior to any such agreement and (ii) the Issuer Group shall not be permitted to engage another Person to perform the affected Issuer Group Service without the prior written consent of the Manager unless the Manager has indicated it is unable or unwilling to act in respect of the affected Issuer

Group Service or the Manager requires payment of more than reasonable additional compensation for such additional Issuer Group Service).

(b) In the event that the Issuer Group shall acquire Additional Aircraft, the Issuer Group shall so notify the Manager and the Manager shall be obligated to provide the Issuer Group Services with respect to such Additional Aircraft in accordance with Section 2.06 hereof.

Section 5.04 Ratification. The Issuer and the other Issuer Group Members hereby ratify and confirm and agree to ratify and confirm (and shall furnish written evidence thereof upon request of the Manager) any act or omission by the Manager with respect to any Issuer Group Services in accordance with this Agreement in the exercise of any of the powers or authorities conferred upon the Manager under the terms of this Agreement, it being expressly understood and agreed that none of the foregoing shall have any obligation to ratify and confirm, and expressly does not ratify and confirm, any act or omission of the Manager in violation of this Agreement, the Standard of Performance or for which the Manager is obligated (or would be obligated had any Issuer Group Member incurred any Losses) to indemnify any Issuer Group Member under Article III hereof.

Section 5.05 Covenants. Each of the Issuer and the other Issuer Group Members covenants with the Manager that, during the term of this Agreement, it will conduct its business such that it is a separate and readily identifiable business from, and independent of, the Manager and any of its Affiliates and further covenants as follows (it being understood that these covenants shall not prevent the Issuer Group from publishing financial statements that are consolidated with those of Genesis Lease Limited, if to do so is required by Applicable Law or accounting principles from time to time in effect):

(a) it will observe all corporate formalities necessary to remain legal entities separate and distinct from, and independent of, the Manager, and any of its Affiliates;

(b) it will maintain its assets and liabilities separate and distinct from those of the Manager;

(c) it will maintain records, books, accounts and minutes separate from those of the Manager;

(d) it will pay its obligations in the ordinary course of business as a legal entity separate from the Manager;

(e) it will keep its funds separate and distinct from any funds of the Manager, and will receive, deposit, withdraw and disburse such funds separately from any funds of the Manager;

(f) it will conduct its business in its own name, and not in the name of the Manager;

(g) it will not agree to pay or become liable for any debt of the Manager, other than to make payments in the form of indemnity as required by the express terms of this Agreement;

(h) it will not hold out that it is a division of the Manager, or that the Manager is a division of it;

(i) it will not induce any third party to rely on the creditworthiness of the Manager in order that such third party will be induced to contract with it;

(j) it will not enter into any transaction between it and the Manager that are more favorable to either party than transactions that the parties would have been able to enter into at such time on an arm’s-length basis with a non-affiliated third party, other than any agreements in effect on the date hereof (it being understood that the parties hereto do not intend by this covenant to ratify any self-dealing transactions);

(k) it will observe all material corporate or other procedures required under Applicable Law and under its constitutive documents;

(l) except with respect to any grantor trust, cause its board of directors or managers, as applicable, to meet at least annually or act pursuant to written consent and keep minutes of such meetings and actions; and

(m) it will observe all material corporate formalities necessary to keep its business separate and readily identifiable from, and independent of, each other Issuer Group Member, including keeping the funds, assets and liabilities of each Issuer Group Member separate and distinct from those of each other Issuer Group Member and by maintaining separate records, books, accounts and minutes for each Issuer Group Member.

Section 5.06 Ratification by Subsidiaries. The Issuer hereby undertakes to procure that, if so requested by the Manager, any subsidiary of the Issuer formed or acquired after the date hereof, shall execute an agreement with the Manager adopting and confirming, as regards such subsidiary, the terms of this Agreement, and agreeing to ratify anything done by the Manager in connection herewith on the terms of Section 5.04.

Section 5.07 Organization and Standing . The Issuer is duly incorporated under the laws of Bermuda, and each other Issuer Group Member is duly formed and validly existing and, if relevant, in good standing under the laws of the jurisdiction in which it is legally created or formed. Each of the Issuer and each other Issuer Group Member is in compliance in all material respects with all terms of such Person’s constituent documents.

ARTICLE VI

MANAGEMENT FEES AND EXPENSES

Section 6.01 Management Fees. (a) In consideration of the Manager’s performance of the Issuer Group Services, the Issuer agrees to pay to the Manager a per annum amount equal to

$400,000 (the “Management Fee”) payable in arrears in equal monthly installments (each monthly payment, a “Management Fee”) on each Payment Date (until the resignation or removal of the Manager) for each period commencing on and including the Initial Closing Date (or, thereafter, the last of day of the immediately preceding period) and ending on but excluding the Calculation Date immediately preceding such Payment Date (each such period, a “Fee Period”); provided that, in the event that the Replacement Manager becomes the Manager hereunder, its Management Fee shall be a per annum amount equal to $660,000 payable in arrears in equal monthly installments on each Payment Date during the relevant Fee Period and such Management Fee shall be adjusted on each anniversary of the Initial Closing Date for annual cost of living adjustments (based on the consumer price index for the home office of the Replacement Manager) not to exceed 5% in any given year.

Section 6.02 Expenses. (a) The Manager shall be responsible for (i) all telephone, facsimile and communications costs and expenses directly relating to or associated with the Manager’s performance of its duties as set forth in this Agreement and (ii) all fees and expenses owed to aviation consultants hired to assist the Manager with the Issuer Group Services.

(b) Subject to the provisions of Section 6.02(a), the Issuer Group shall be responsible for the following expenses incurred by the Manager in the performance of its obligations hereunder (“Reimbursable Expenses”):

(i) reasonable out-of-pocket expenses, including travel, accommodation and subsistence and approved expenditures in respect of insurance coverage for the Manager;

(ii) expenses expressly authorized by (i) the Board or (ii) any Person to whom such authority has been delegated, other than the Manager or its Affiliates; and

(iii) expenses expressly authorized pursuant to other provisions of this Agreement.

Section 6.03 Payment of Expenses. No later than each Calculation Date, the Manager shall deliver a notice to the Issuer Group, setting forth the amounts of Reimbursable Expenses owed to the Manager pursuant to Section 6.02 of this Agreement through and including such Calculation Date (it being understood that if there are no such expenses the Manager will be under no obligation to provide such notice). The Issuer Group agrees to pay to the Manager an amount equal to all such Reimbursable Expenses on the next Payment Date following such Calculation Date.

All fees, expenses and indemnity payments shall be paid in accordance with the priority of payments set forth in the Indenture. The parties hereto agree that they will have no recourse or claims against the assets of the Issuer Group to the extent that collections and other available funds are insufficient.

ARTICLE VII

TERM; REPLACEMENT OF OR RESIGNATION BY THE MANAGER

Section 7.01 Term. This Agreement shall have a term commencing on the Initial Closing Date and expiring on the later of (y) the first date on which there shall have been paid in full all amounts outstanding to be paid under the Notes and any similar obligations of the Issuer issued pursuant to any other indenture or similar agreement, including all obligations then due and payable under the Indenture and under the Policy Provider Documents (i.e., there shall be no Notes or similar obligations outstanding under the Indenture and under the Policy Provider Documents) and (z) the Final Maturity Date.

Section 7.02 Replacement or Resignation. (a) At any time during the term of this Agreement (i) the Issuer Group by a Board Resolution, shall be entitled to replace the then existing Manager performing the Issuer Group Services with a new Manager appointed by it (with the prior written consent of the Servicer, such consent not to be unreasonably withheld or delayed (it being understood that the Servicer may consider, among other factors, whether the proposed Manager is a “Competitor” (as defined in the Servicing Agreement) of the Manager)) on 120 days’ Written Notice to the Manager, the Trustee and the Security Trustee, except following the delivery of a Default Notice or during the continuance of an Acceleration Default (in which case all such powers shall be vested in the Security Trustee as provided in clause (ii) below), (ii) the Security Trustee (as directed by the Controlling Party) shall be entitled to replace the then existing Manager following the delivery of a Default Notice or during the continuance of an Acceleration Default with a new Manager appointed by it on 120 days’ written notice, (iii) in the event that there is “Competitor Control” of the Manager in accordance with the Servicing Agreement, immediately upon the Manager giving notice pursuant to Section 4.03(a) hereof or upon Written Notice thereof by the Servicer to the Manager, the Trustee and the Security Trustee, the Manager shall be replaced by the Replacement Manager (a “Replacement Event”) and (iv) the Policy Provider shall be entitled to replace the then existing Manager upon the occurrence of a Policy Provider Replacement Event with a successor Manager appointed by the Policy Provider on 60 days’ Written Notice.

(b) At any time during the term of this Agreement, the Manager shall be entitled to resign as the Manager performing the Issuer Group Services on 120 days’ Written Notice to the Issuer, the Security Trustee and the Trustee if:

(i) any Issuer Group Member shall fail to pay in full when due (A) any Management Fee or any Reimbursable Expenses and such failure continues for a period of 30 days, in either case, after the effectiveness of Written Notice from the Manager of such failure or (B) any other amount payable to the Manager hereunder, and such failure continues for a period of 60 days after Written Notice from the Manager of such failure; provided that, in the event the Policy Provider shall timely pay in full the amounts set forth in clauses (A) and (B) hereof, the Manager shall not resign pursuant to this clause (i);

(ii) any Issuer Group Member shall fail to perform or observe or shall violate in any material respect any material term, covenant, condition or agreement to be performed or observed by it in respect of this Agreement and such failure continues for a period of 30 days after the Issuer Group shall have received notice of such failure (other than with respect to payment obligations referred to in clause (b)(i) of this Section 7.02);

(iii) solely in the case of the Replacement Manager, an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking relief in respect of the Issuer or any Issuer Group Member, or of a substantial part of the property or assets of the Issuer or any other Issuer Group Member, under Title 11 of the United States Code, as now constituted or hereafter amended (the “U.S. Bankruptcy Code”), or any other U.S. federal or state or foreign bankruptcy, insolvency, receivership or similar law, and such proceeding or petition shall continue undismissed for 120 days or an order or decree approving or ordering any of the foregoing shall be entered or the Issuer or any other Issuer Group Member shall go into liquidation, suffer a receiver or mortgagee to take possession of all or substantially all of its assets or have an examiner appointed over it or if a petition or proceeding is presented for any of the foregoing and not discharged within 120 days; or

(iv) solely in the case of the Replacement Manager, the Issuer or any other Issuer Group Member shall (A) voluntarily commence any proceeding or file any petition seeking relief under the U.S. Bankruptcy Code, or any other U.S. federal or state or foreign bankruptcy, insolvency, receivership or similar law, (B) consent to the institution of, or fail to contest the filing of, any petition described in clause (b)(iii) of this Section 7.02, (C) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (D) make a general assignment for the benefit of its creditors.

(c) In the event that the Manager is terminated or resigns pursuant to Section 7.02(a) or Section 7.02(b), the Replacement Manager will be appointed as the Manager upon 60 days’ written notice unless (i) the Issuer, the Servicer and the Policy Provider unanimously agree to appoint a successor Manager that is not the Replacement Manager and (ii) following the occurrence and continuance of an Event of Default, the Security Trustee, subject to the consent of the Servicer (such consent not to be unreasonably withheld or delayed), chooses to appoint a successor Manager that is not the Replacement Manager; provided that upon the occurrence of a Replacement Event (x) the Manager shall immediately cease to perform all Issuer Group Services hereunder and shall have no further rights hereunder (except as provided below) and (y) (1) if such Replacement Event occurs at least 60 days following the Manager giving notice pursuant to Section 4.03(a) hereof, the Replacement Manager shall immediately thereafter perform the Issuer Group Services hereunder and shall assume all of the rights and obligations of the Manager hereunder or (2) if such Replacement Event occurs less than 60 days following the Manager giving notice pursuant to Section 4.03(a) hereof, the Replacement Manager shall immediately thereafter perform a portion of the Issuer Group Services to the extent it is reasonably capable of so doing and shall assume the corresponding portion of the rights and obligations of the Manager hereunder (and during such time, the Manager shall continue to have the rights and obligations of the Manager not so assumed by the Replacement Manager) and, upon the 60th day following such notice pursuant to Section 4.03(a) hereof, the Replacement Manager shall perform all of the Issuer Group Services and shall assume all of the rights and obligations of the Manager hereunder. The Replacement Manager shall not be liable to the Issuer, any other Issuer Group Member, the Policy Provider or the Security Trustee for the non-

performance of any portion of the Issuer Group Services that the Replacement Manager has not assumed prior to such 60th day as provided in the foregoing sentence. Notwithstanding the foregoing, no replacement of the Manager pursuant to Section 7.02(a) and no resignation by the Manager pursuant to Section 7.02(b) shall become effective prior to the date on which a successor Manager, that is not subject to Competitor Control and has otherwise been appointed in accordance with the provisions of this Agreement and the Servicing Agreement, shall have become a party to this Agreement and accepted appointment with respect to all the rights and obligations of the Manager hereunder as such successor Manager; provided that in the event that a successor Manager shall not have been appointed within 90 days after such resignation, the Manager may petition any court of competent jurisdiction for the appointment of a successor Manager that is not subject to Competitor Control and has otherwise been appointed in accordance with the provisions of this Agreement and the Servicing Agreement. Upon any such replacement or resignation, the Manager shall be entitled to the payment of any compensation owed to it hereunder and to the reimbursement of all Reimbursable Expenses incurred in connection with all services rendered by it hereunder, as provided in Section 6 hereof, and for so long as the Manager is continuing to perform any of the Issuer Group Services, the Manager shall be entitled to continue to be paid all amounts due to it hereunder, net of any amounts that shall have been finally adjudicated by a court of competent jurisdiction to be owed by the Manager to the Issuer Group or not to be due to the Manager, until a successor Manager shall have been appointed and shall have accepted such appointment.

(d) For purposes of Section 7.02(a) hereof, “Policy Provider Replacement Event” means:

(i) the occurrence and continuance of a Default or Event of Default;

(ii) the Manager shall fail in any material respect to perform any material Issuer Group Services in accordance with the Standard of Performance or otherwise materially breach any of its obligations under this Agreement and such failure or breach shall have a material adverse effect on the Holders or the Policy Provider;

(iii) any representation or warranty made by the Manager under this Agreement or any Related Document to which it is a party shall prove to have been false or misleading in any material respect when made and such misrepresentation shall have a material adverse effect on the Holders or the Policy Provider or a material adverse effect on the ability of the Manager to perform its obligations under this Agreement;

(iv) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking relief in respect of the Manager or in respect of a substantial part of the property or assets of the Manager, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other U.S. federal or state or foreign bankruptcy, insolvency, receivership or similar law, and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered or the Manager shall go into liquidation, suffer a receiver or mortgagee to take possession of all or substantially all of its assets or have an examiner appointed over it or if a petition or proceeding is presented for any of the foregoing and not discharged within 60 days;

(v) the Manager shall (A) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other U.S. federal or state or foreign bankruptcy, insolvency, receivership or similar law, (B) consent to the institution of, or fail within 60 days to contest the filing of, any petition described in clause (iv) of this definition, (C) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (D) make a general assignment for the benefit of its creditors; or

(vi) (A) with respect to the initial Manager, the initial Manager ceases to hold a majority of the series of shares of the Issuer entitled to elect directors of the Issuer and the initial Manager ceases, or the initial Manager gives notice that it intends to cease, to be actively involved in the aircraft ownership, advisory and management business (whether for the aircraft owned by it or its Affiliates or owned by others) or (B) with respect to any successor Manager, such Manager ceases, or such Manager gives notice that it intends to cease, to be actively involved in the administrative services business in connection with the securitization of commercial jet aircraft and related assets.

Section 7.03 Consequences of Replacement or Resignation. (a) Notices. (i) Following the replacement or resignation of the Manager pursuant to Section 7.01 or 7.02, the Manager will promptly forward to the Issuer Group any notices in respect of the Issuer Group Services received by it during the year immediately following the replacement and resignation of the Manager pursuant to this Agreement.

(ii) The Issuer Group will notify promptly any relevant third party, including each Rating Agency, the Policy Provider, the Security Trustee, the Trustee, the Cash Manager and the Servicer, of the replacement and resignation of the Manager pursuant to this Agreement and will request that any such notices and accounting reports and communications thereafter be made or given directly to the entity engaged to serve as Manager, and to the other parties hereto.

(b) Accrued Rights. The replacement and resignation of the Manager pursuant to this Agreement shall not affect the respective rights and liabilities of any party accrued prior to such termination in respect of any prior breaches hereof or otherwise.

(c) Replacement. If the Manager is replaced or resigns, the Manager will cooperate with any person appointed to perform the relevant Issuer Group Services, including providing such person with all information and documents reasonably requested.

Section 7.04 Survival. Notwithstanding any replacement or resignation of the Manager or the expiration of this Agreement, the obligations of the Issuer Group and the Manager under Section 3.02, of the Manager under Section 4.01(e) (so long as the Notes are outstanding or any amounts owed to the Policy Provider remain outstanding), 4.01(a), (g) through (s) and the first paragraph of such section, 4.03(b), 7.03 and 9.11, and of the Issuer Group Members under Section 5.05 shall survive such replacement or resignation of the Manager or expiration, as the case may be.

ARTICLE VIII

ASSIGNMENT AND DELEGATION

Section 8.01 Assignment and Delegation. (a) Except as provided in subsection (b) below, no party to this Agreement shall assign or delegate or otherwise subcontract this Agreement or all or any part of its rights or obligations hereunder to any Person without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld) and, in the case of an assignment or delegation by the Manager, the consent of the Servicer (which consent shall not be unreasonably withheld to the same extent as applicable and on the same terms as consent to the Manager itself under the Servicing Agreement) and no party to this Agreement shall assign or delegate or otherwise subcontract to a “Competitor” of the Servicer (as defined in the Servicing Agreement), without the prior written consent of the Servicer; provided that the Issuer Group Members may assign their rights hereunder to the Security Trustee for the benefit of the Secured Parties under the terms of the Security Trust Agreement. Notwithstanding the foregoing, the Manager is entitled to delegate or subcontract all or a portion of the Issuer Group Services to any entity so long as such entity is not subject to Competitor Control (a “Manager Delegate”); provided that the Manager shall remain primarily liable hereunder. The Servicer shall be notified of any delegation or subcontracting to a Manager Delegate, and shall be entitled to deal with and rely upon such Manager Delegate as the Manager in respect of the portion of the Issuer Group Services so delegated to such Manager Delegate.

(b) The Manager may assign its right to receive compensation for the performance of all or any part of the Issuer Group Services.

(c) Without limiting the foregoing, any Person who shall become a successor by assignment or otherwise of any party hereto shall be required as a condition to the effectiveness of any such assignment or other arrangement to become a party to this Agreement.

(d) The Manager hereby acknowledges that the Issuer and the other Issuer Group Members have granted a security interest to the Security Trustee under the Security Trust Agreement in all of the Issuer Group’s rights, title and interest in, to and under this Agreement, and agrees that all of the Issuer Group’s rights may be exercised by the Security Trustee to the exclusion of the Issuer and any other person in the Issuer Group following notice to the Manager by the Trustee or the Policy Provider of the occurrence and continuance of an Event of Default (whether or not any other remedial action is or has been taken, including, but not limited to, the delivery of a Default Notice under the Indenture) and such right shall continue so long as such Event of Default shall continue. The Manager hereby consents to such grant of a security interest.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices. All notices, consents, directions, approvals, instructions, requests and other communications required or permitted by this Agreement to be given to any Person shall be in writing, and any such notice shall become effective ten (10) days after being deposited in the mails, certified or registered, return receipt requested, with appropriate postage prepaid for first class mail, or if delivered by hand or courier service or in the form of a facsimile, when received (and, in the case of a facsimile, receipt of such facsimile is confirmed to the sender), and shall be directed to the address or facsimile number of such Person set forth below:

If to the Issuer and the other Issuer Group Members, to:

Genesis Funding Limited
[       ]
Ireland
Attention: [               ]
Fax: [               ]

with copies to:

[                    ]

if to the Manager, to:

Genesis Lease Limited
[     ]
Ireland
Fax: [               ]
Attention: [               ]

if to the Trustee or the Security Trustee, to:

Deutsche Bank Trust Company Americas
60 Wall Street, 26th Floor
MSNYC60-2606
New York, NY 10005
Attention: Lou Bodi
Fax: 212-797-8606

if to the Policy Provider, to:

Financial Guaranty Insurance Company
125 Park Avenue
New York, NY 10019
Attention: Surveillance, Commercial Structured Finance
Fax: 212-312-3220

and if to the Servicer, to:

GE Commercial Aviation Services Limited
[     ]
Attention: [               ]
Fax: [               ]

From time to time any party to such agreement may designate a new address or number for purposes of notice thereunder by notice to each of the other parties thereto.

Section 9.02 Governing Law. THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

Section 9.03 Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the Southern District of New York or any other New York State court sitting in New York City, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.01 shall be deemed effective service of process on such party.

Section 9.04 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.05 Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. The Servicer is an express third party beneficiary of this Agreement and may enforce the provisions hereof directly for its benefit.

Section 9.06 Entire Agreement. Except as set forth in the letter agreement dated the date hereof between the Manager and the Replacement Manager with respect to the payment by the Manager of back-up fees to the Replacement Manager, this Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 9.07 Table of Contents; Headings. The table of contents and headings of the various articles, sections and other subdivisions of such agreement are for convenience of reference only and shall not modify, define or limit any of the terms or provisions of such agreement.

Section 9.08 Amendments. This Agreement may not be amended, supplemented or otherwise modified except in a writing executed by all parties hereto. To the extent that so doing would, directly or indirectly, affect the Servicer’s rights, obligations or liabilities (or potential liabilities) under this Agreement or the Servicing Agreement, this Agreement may not be amended without the consent of the Servicer. Prior to the execution of any such amendment, supplement or modification, the Security Trustee and the Trustee shall be entitled to receive an Officer’s Certificate to the effect that all conditions precedent to such amendment, modification or supplement, if any, have been satisfied.

Section 9.09 No Partnership. (a) It is expressly recognized and acknowledged that this Agreement is not intended to create a partnership, joint venture or other similar arrangement between any Issuer Group Member or Members on the one part and the Manager on the other part. It is also expressly understood that any actions taken on behalf of any Issuer Group Member by the Manager shall be taken as agent for such Issuer Group Member, either naming the relevant Issuer Group Member, or naming the Manager as agent for an undisclosed principal. No Issuer Group Member shall hold itself out as a partner of the Manager, and the Manager will not hold itself out as a partner of any Issuer Group Member.

(b) The Manager shall not have any fiduciary duty or other implied obligations or duties to any Issuer Group Member, any Lessee or any other Person arising out of this Agreement.

Section 9.10 Concerning the Security Trustee and the Trustee. It is expressly understood and agreed that neither the Security Trustee nor the Trustee shall have any liability in respect of the appointment, performance or nonperformance of the Manager, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under such parties.

Section 9.11  Restrictions on Disclosure. The Manager agrees that it shall not, prior to the termination or expiration of this Agreement or within the three (3) years after such termination or expiration, disclose to any Person any information stated in writing by an Issuer Group Member or the Servicer to be confidential or proprietary, whether of a technical, financial, commercial or other nature, received directly or indirectly from the Issuer Group or the Servicer regarding the Issuer Group or the Servicer or their respective businesses or the Aircraft.

Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known, or information obtained by the Manager from sources other than an Issuer Group Member or the

Servicer, (ii) disclosure of any and all information (A) if required to do so by any Applicable Law, (B) to any government agency or regulatory body having or claiming authority to regulate or oversee any respects of the Manager’s business or that of its affiliates, (C) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Manager or an affiliate or an officer, director, employer or shareholder thereof is a party, (D) in any preliminary or final offering circular, registration statement (including, for the avoidance of doubt, the Form F-1 Registration Statement under the Securities Act of 1933 dated [ ] filed on behalf of Genesis Lease Limited) or contract or other document pertaining to the transactions contemplated by this Agreement approved in advance by any Issuer Group Member or (E) to any affiliate, independent or internal auditor, agent, employee or attorney of the Manager having a need to know the same, provided that the Manager advises such recipient of the confidential nature of the information being disclosed, or (iii) any other disclosure authorized by any Issuer Group Member or the Servicer.

Section 9.12 Power of Attorney. The Issuer shall, and shall cause each other Issuer Group Member, to appoint the Manager and its successors, and its permitted designees and assigns, as their true and lawful attorney-in-fact pursuant to the form of Power of Attorney attached as Schedule 2 to this Agreement (with such modifications as are necessary under the laws of the jurisdictions in which such Persons are organized). The Manager shall be entitled to seek and obtain from the Issuer (and/or any other Issuer Group Member as appropriate) a power of attorney in respect of the execution of any specific action as the Manager requests which is required in connection with the Issuer Group Services.

IN WITNESS WHEREOF, this Agreement has been duly executed on the date first written above.

GENESIS FUNDING LIMITED, as the Issuer

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as the Security Trustee and the Trustee

By:
Name:
Title:

[ADDITIONAL SUBSIDIARY ENTITIES - TO COME]

GENESIS LEASE LIMITED, as the Manager

By:
Name:
Title:

PHOENIX AMERICAN FINANCIAL SERVICES, INC., as the Replacement Manager

By:
Name:
Title:

FINANCIAL GUARANTY INSURANCE COMPANY, as the Policy Provider

By:
Name:
Title:

SCHEDULE 1

ACCOUNTS

ACCOUNT NAME	ACCOUNT NUMBER

[LESSEE FUNDED ]	[ ]

[RENTAL ACCT]	[ ]
[COLLECTIONS ACCT]	[ ]
[EXPENSE ACCT]	[ ]
[NOTE ACCT CLASS G]	[ ]

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SCHEDULE 2

ISSUER GROUP SERVICES

POWER OF ATTORNEY

OF

[GRANTOR]

WHEREAS [GRANTOR], having its [registered] office at [insert address] (hereinafter called the “Grantor”) desires to appoint GENESIS LEASE LIMITED having its office at ________________ (the “Attorney”) as the true and lawful attorney of the Grantor for and in the name of and on behalf of the Grantor in such Attorney’s absolute discretion to execute each and every Requisite Document and Requisite Act as defined below and do all or any of the acts or things hereinafter mentioned.

KNOW ALL MEN BY THESE PRESENTS that in consideration for the mutual promises and benefits set forth in the Management Agreement (defined below) the Grantor does hereby make, constitute and irrevocably and unconditionally appoint for the period (the “Term”) as and from the date hereof until termination or expiry of the Management Agreement among the Grantor, other Issuer Group Members, Deutsche Bank Trust Company Americas, the Replacement Manager, Financial Guaranty Insurance Company, as the policy provider and the Attorney, dated as of [ ], 2006 (the “Management Agreement”) in accordance with its terms the Attorney as a true and lawful attorney of the Grantor for and in the name of and on behalf of the Grantor with absolute discretion to exercise, do, execute and/or deliver all or any of the acts, documents and things hereinafter mentioned that in to say:

1.
To negotiate, approve, settle the terms of, agree, make, sign, execute (whether under hand or seal) and deliver all deeds, agreements, documents, commitments, arrangements, instruments, applications, oaths, affidavits, declarations, notices, confirmations, certificates, approvals, acceptances, deliveries and to do all other acts, matters and things whatsoever which are in each case necessary or desirable for the Attorney to do for and on behalf of the Grantor in respect of the provision of the Issuer Group Services (as defined in and contemplated by the Management Agreement) (each such document a “Requisite Document” and each such act a “Requisite Act”).

2.
To make such amendments, modifications and variations to the Requisite Documents and to enter into ancillary documentation in respect thereof, all on such terms as any such Attorney may, in its sole discretion, determine from time to time for and on behalf of the Grantor; and to make, give, sign, execute and do all things including, without limitation, any material acts which may be necessary in order to effect the terms of such Requisite Documents or in connection with the making, signature, executions and

3

delivery of the Requisite Documents or any other documents required to be executed by the Grantor in connection therewith or the performance of any acts, matters and things contemplated thereby or by the Requisite Acts as may be necessary in accordance with the provision of the Issuer Group Services.

3.	To nominate and appoint one or more substitutes as attorney or attorneys under it for all and any of the purposes aforesaid and the appointment of same with liberty to revoke.

4.
To acknowledge this Power of Attorney as the act and deed of the Grantor and generally to do all other acts which may be necessary and desirable for carrying the purpose of this Power of Attorney into effect.

IT IS HEREBY DECLARED THAT: -

(A)
The Grantor hereby ratifies and confirms and agrees to ratify and confirm whatsoever any Attorney shall do or cause to be done in, or by virtue of this Power of Attorney as long an such act is not inconsistent with the terms of the Management Agreement or this Power of Attorney or in violation of Applicable Law.

(B)
This Power of Attorney shall be irrevocable for the Term and at all times both before and after the Term shall be conclusive and binding upon the Grantor and no person or corporation having dealings with any Attorney under this Power of Attorney shall be under any obligation to make any inquiries as to whether or not this Power of Attorney has been revoked and all acts hereunder shall be valid and binding on the Grantor unless express notice of its revocation shall have been received by such person or corporation.

(C)
Subject to the provisions of the Management Agreement the Grantor unconditionally undertakes to indemnify and keep indemnified each Attorney and his agents, and their respective successors and estates, against all actions, proceedings, claims, costs, expenses and liabilities of whatsoever nature arising from the exercise or purported exercise in good faith of any of the powers conferred on each Attorney by this Power of Attorney.

(D)	The particular powers enumerated above shall be given the widest interpretation.

(E)	THIS POWER OF ATTORNEY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF the Grantor has caused this Power of Attorney duly executed by the Grantor this ____ day of [          ], 2006.

SIGNED BY:
For and on behalf of [GRANTOR] in the presence of: